Securities and Exchange Commission

                          Washington, D.C.  20549



                                 FORM 8-K

                              CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the Securities
                           Exchange Act of 1934


             Date of Report (Date of earliest event reported)

                              April 26, 1994



                       AIRBORNE FREIGHT CORPORATION
            (Exact name of registrant as specified in Charter)
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       Delaware                1-6512               91-0837469
       ---------              --------              ----------
 State or Other         Commission File        IRS Employer
 Jurisdiction of        Number                 Identification
 Incorporation                                 Number



       3101 Western Avenue, P.O. Box 662, Seattle, Washington  98111
       -------------------------------------------------------------
                  Address of Principal Executive Offices


            Registrant's Telephone Number Including Area Code:

                              (206) 285-4600


ITEM 5 - OTHER MATERIALLY IMPORTANT EVENTS

     The annual meeting of Airborne Freight Corporation ("Airborne" or the "Company") was held at the Cascade Ballroom II Room of the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington 98101 on April 26, 1994 at which a total of 17,403,820 shares were represented at the meeting comprising 89.37% of the outstanding shares of the Company entitled to vote at the meeting on the record date (February 28, 1994). The following directors were duly elected to serve for terms ending in 1997, in each case by an affirmative vote in excess of 88% of the outstanding shares entitled to vote at the meeting:

               Robert S. Cline
               Richard M. Rosenberg
               William Swindells

     The following are continuing directors with terms expiring as indicated:

               Terms Expiring in 1995
               ----------------------

               Harold M. Messmer, Jr.
               Andrew V. Smith

               Terms Expiring in 1996
               ----------------------

               Robert G. Brazier
               James H. Carey
               Andrew B. Kim

     The shareholders, by an affirmative note of 51.68% of the outstanding shares and 73.36% of the shares represented at the meeting and voting on this issue, adopted the 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan.

     The shareholders, by an affirmative vote of 88.74% of the outstanding shares and 99.29% of the shares represented at the meeting, approved the selection of Deloitte & Touche as external auditors for the current year.

     The Airborne Board of Directors on the same date, April 26, 1994, reelected all existing executive officers, including Robert S. Cline as Chairman and Chief Executive Officer and Robert G. Brazier as President and Chief Operating Officer.

     The Board of Directors, in addition to declaring a quarterly cash dividend of $.075 per share on the Common Stock of the Company payable on May 24, 1994 to shareholders of record on May 10, 1994, declared the regular 6.9% Preferred Dividend payable June 15, 1994 to shareholders of record June 1, 1994.

     The Board of Directors also amended the By-laws of the Company in a number of respects; a copy of the By-laws as amended being appended as
Exhibit 3(b) to this report.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         AIRBORNE FREIGHT CORPORATION



                         By: /s/J. Vernon Williams
                         -------------------------
                         J. Vernon Williams
                         Assistant Secretary

     DATED May 3, 1994.